Exhibit 99.1

FX Alliance Inc. Hires CIO Steve Rubinow

NEW YORK, NY, April 2, 2012 — FX Alliance Inc. (“FXall”) (NYSE: FX — News), the world’s leading electronic foreign exchange platform, announced today that Steve Rubinow has joined the company as Chief Information Officer. Based in FXall’s New York headquarters, Mr. Rubinow is responsible for leading the company’s technology operations globally, and reports directly to Phil Weisberg, Chief Executive Officer of FXall.

Mr. Rubinow joins FXall as a leading technology executive with more than 25 years of experience across a variety of industries. For the past six years, Mr. Rubinow served as Executive Vice President and Chief Information Officer of NYSE Euronext, Inc. and five years prior to that as Chief Technology Officer of Archipelago Holdings, Inc, before its merger with the New York Stock Exchange (“NYSE”) in 2006), where he was responsible for re-architecting and implementing the exchange’s global IT organization, technology platform and electronic trading capabilities as well as the exchange’s new state-of-the-art data centers and global innovation. Additionally, he led the post-merger technology and organizational integration of NYSE and Euronext. Prior to Archipelago, Mr. Rubinow worked in Silicon Valley as Senior Vice President and Chief Information/Technology Officer at NextCard, Inc., a leading Internet provider of consumer credit that had a successful IPO in 1999. Previously he was also Chief Information Officer of AdKnowledge, a leading online advertising company, and vice president of corporate management information systems at Fidelity Investments, where he developed systems that provided company and investment industry intelligence for company management and evaluated new companies as potential candidates for investment by Fidelity Ventures. Earlier in his career, he held senior roles with Budget Rent a Car and Quaker Oats. He served on the adjunct faculty in Computer Science at DePaul University from 1986 to1994, where he taught undergraduate and graduate classes in database technology and analytic systems.

Phil Weisberg, CEO of FXall, commented, “Steve’s experience and strong familiarity with the electronic trading industry makes him a great addition to the FXall team. We are delighted to have someone of his caliber take on the position as our CIO. Steve’s ability to combine a deep understanding of the capital markets with the competency to manage the technology infrastructure that is vital to powering today’s global financial trading will be highly valuable in driving FXall forward. At our core, we serve customers with the very best technology to facilitate superior FX execution, and I look forward to working with Steve to further build and improve this already successful platform.”

“FXall is a technologically innovative company that connects its loyal customers to the foreign exchange marketplace through a comprehensive suite of execution capabilities and tools,” said Rubinow. “I very much look forward to building upon the achievements that Phil and his team have made over more than a decade.”

Steve earned B.S., M.S., and Ph.D. degrees in Chemistry and a M.B.A. at the University of Illinois as well as a M.S. in Computer Science at DePaul University. He was named by Computerworld as one of 2012’s “Premier 100 IT Leaders.” Also, he was featured as the subject of one chapter of the book CIOs at Work by Ed Yourdon (2011), recognized as one of the top 10 CIOs on Wall Street in 2010 by Securities Technology Monitor magazine, recognized as one of the top CIOs on Wall Street in 2004, 2006, 2007, 2008 and 2009 by Wall Street & Technology magazine, and received an InfoWorld Award as leader of one of the top 100 IT projects of 2009.  He is on the advisory boards of the University of Illinois College of Business Administration, the DePaul University College of Computing and Digital Media, FIRST (For Inspiration and Recognition of Science and Technology) and Northwestern University’s Kellogg Technology Summit. He is a frequent speaker on a variety of business and technology topics at conferences all over the world.

About FXall

FXall is the leading independent global provider of electronic foreign exchange trading solutions, with over 1,000 institutional clients worldwide. FXall’s offices in New York, Boston, Washington, London, Zurich, Hong Kong, Tokyo, Singapore, Sydney and Mumbai serve the needs of active traders, asset managers, corporate treasurers, banks, broker-dealers and prime brokers. For more information on FXall, visit www.fxall.com.

Contacts:

U.S. Contact	FTI Consulting
Telephone: +1 (212) 850-5675
Jim Cheston

Mobile: +1 (646) 641-7728 jim.cheston@fticonsulting.com

U.K. Contact

Dafina Grapci-Penney
Greentarget
Telephone: +44 20 7324 5486
Mobile: + 44 752 533 5733
dafina.grapci-penney@greentarget.co.uk